Advanced ID Corporation Form SB-2
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Exhibit 5

                               Jody M. Walker
                              Attorney at Law
                          7841 South Garfield Way
                           Centennial, CO 80122
                       jmwalker85@earthlink.net
Telephone: 303-850-7637                         Facsimile: 303-220-9902

June 25, 2007

Advanced ID Corporation

Re: Opinion of Counsel - Registration Statement on Form SB-2

Gentleman:

     I have acted as counsel for Advanced ID Corporation in connection with the preparation and filing of Advanced ID's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to 5,000,000 units of Advanced ID consisting of one common share and one warrant to purchase one common share of Advanced ID along with 3,591,251 common shares to be issued upon exercise of 3,591,251 outstanding warrants

     I have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of Advanced ID, and such other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

     Based on the foregoing examination, I am of the opinion that the securities being registered are duly authorized and, when issued in accordance with Registration Statement, will be validly issued, fully paid and non assessable.

     Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,


/s/ Jody M. Walker
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Jody M. Walker
Attorney-At-Law